CFO Commentary on Second Quarter FY2012 Results

The following information has been prepared on a GAAP basis except where noted.

Summary Results

GAAP earnings for the second quarter of fiscal 2012 were $0.25 per diluted share.  The effect of the Icera acquisition, including its results of operations and all acquisition-related costs was ($0.02) per diluted share.  Consequently, net of the Icera acquisition, which was excluded from our outlook, we achieved the high end of our outlook range for the quarter.

Non-GAAP earnings for the second quarter of fiscal 2012 were $0.32 per diluted share.  This excludes stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, and the tax impact associated with these items.

(in millions except per share data)	Q2 FY12 GAAP	Q1 FY12 GAAP	Q2 FY12 NON-GAAP	Q1 FY12 NON-GAAP
Revenue	$1,017	$962.0	$1,017	$962.0
Gross Margin	51.7%	50.4%	51.9%	50.6%
Operating Expenses	$351.3	$329.6	$306.0	$296.8
Net Income	$151.6	$135.2	$193.5	$165.7
Earnings Per Share	$0.25	$0.22	$0.32	$0.27

Revenue for the second quarter was $1.02 billion, up 5.7 percent from $962.0 million in the prior quarter.

GAAP gross margin for the quarter was a record 51.7 percent, up 1.3 percentage points from the prior quarter’s GAAP gross margin of 50.4 percent.  This is the fourth consecutive record quarter.  Non-GAAP gross margin, which excludes stock-based compensation, was 51.9 percent, compared to 50.6 percent in the prior quarter.

GAAP operating expenses were $351.3 million.  Of this, the acquisition and operating expenses relating to Icera totaled $17.3 million.  Net of Icera, operating expenses were in line with the outlook given when we reported our first quarter results, which excluded these costs.   Non-GAAP operating expenses were $306.0 million.

GAAP net income for the second quarter was $151.6 million, or $0.25 per diluted share, compared with $135.2 million, or $0.22 per diluted share, in the prior quarter.  Non-GAAP net income was $193.5 million, or $0.32 per diluted share, compared to $165.7 million, or $0.27 per diluted share, for the prior quarter.

Revenue

(in millions)	Q2FY2012	Q1FY2012	Q/Q %
GPU	$638.5	$637.6	+0.1%
Professional Solutions	210.3	201.8	+4.2%
Consumer Products(1)	167.7	122.6	+36.8%
Total	$1,016.5	$962.0	+5.7%

(1)Our Consumer Products Business now includes Icera.

Our GPU business, which includes desktop, notebook, memory, MCP products and licensing revenue from our patent cross license agreement with Intel, was relatively flat compared with the previous quarter.  Desktop GPU revenue declined in the quarter in line with typical seasonality, while notebook GPU revenue increased as we continued to gain significant market share on the Intel Sandy Bridge platform.  Channel inventory declined slightly in the quarter and remained comfortably within our target levels.

Our MCP revenue continued to decline as predicted, as we end-of-life these products, and is expected to decline significantly in the third quarter.

This was the first full quarter for our patent cross license agreement with Intel, with $65.9 million of revenue recognized in the second quarter.

Revenue for our Professional Solutions business, which includes workstation graphics and computing, was up 4.2 percent from the prior quarter.  Our Quadro® professional graphics business increased sequentially as we saw a pick-up in enterprise IT spending and as we continued our transition to Fermi-generation products.  Revenue from our Tesla® business was flat relative to the prior quarter.

Our Consumer Products business, which includes Tegra® smart phone and tablet products, and now Icera baseband processors and RF transceivers, as well as our embedded products, was up 36.8 percent over the prior quarter, at $167.7 million.  Much of the increase was driven by seasonally up game console royalties and refreshes in embedded entertainment products.   Tegra was steady as the product ramps in the first quarter hit shelves.  Icera’s contribution was not significant.

Gross Margin
GAAP gross margin of 51.7 percent for the second quarter was above our estimates largely through a more favorable product mix in our GPU and PSB businesses than we had anticipated. Non-GAAP gross margin, which excludes stock-based compensation, was 51.9 percent.

Expenses and Other

GAAP operating expenses for the second quarter were $351.3 million, compared to GAAP operating expenses of $329.6 million in the prior quarter.  As explained, GAAP operating expenses for the second quarter include a total of $17.3 million of Icera costs, for its on-going operations, amortization of acquisition-related intangible assets and other acquisition-related costs.  Consequently, our operating expenses were in line with the outlook given when we reported the first quarter results, which explicitly excluded these costs.

Non-GAAP operating expenses were $306.0 million in the second quarter, compared to non-GAAP operating expenses of $296.8 million in the prior quarter.  The increase was almost entirely due to including Icera operating costs, with also a small planned contribution from hiring into our strategic businesses.  Non-GAAP operating expenses excluded:

(Impact on opex/millions)	Q2FY2012	Q1FY2012
Stock-based compensation	$33.2	$29.3
Amortization of acquisition-related intangible assets	4.5	2.3
Other acquisition-related costs	7.5	1.3
Total	$45.2	$32.9

GAAP income tax expense for the quarter was $26.0 million, an effective tax rate of 14.6 percent. Non-GAAP income tax expense, excluding stock-based compensation, amortization of acquisition-related intangible assets, and other acquisition-related costs, was $32.0 million or an effective tax rate of 14.2 percent.

Balance Sheet

Cash, cash equivalents and marketable securities at the end of the quarter were $2.47 billion, down $252.0 million over the prior quarter due primarily to the purchase of Icera for approximately $352.2 million, partially offset by cash flow from operating activities of $82.0 million.

Accounts receivable at the end of the quarter were $419.9 million, up $76.7 million sequentially.  Our DSO at quarter-end was 38 days, up 5 days from 33 days in the prior quarter, but still below our company average, and within a healthy level.

Inventories at the end of the quarter were $361.9 million, down 5.0 percent from $381.0 million in the prior quarter, as we actively managed production builds throughout the quarter.

Depreciation and amortization expense for the second quarter amounted to $52.2 million.  Capital expenditures were $23.3 million.

Cash flow from operating activities was $82.0 million in the second quarter, compared to $172.2 million in the prior quarter.  The decrease quarter over quarter is primarily attributable to an increase in our net income offset by a combination of an increase in accounts receivable and a decrease in accounts payable that related to an additional pay cycle in the second quarter versus the prior quarter.

Third Quarter Outlook

Our outlook for the third quarter of fiscal 2012, which now includes Icera, is as follows:

•	Revenue is expected to be up 4 to 6 percent from the second quarter

•	GAAP and non-GAAP gross margins are expected to be flat

•	GAAP operating expenses are expected to be in the range of $361 million to $366 million; non-GAAP operating expenses are expected to be $319 million to $321 million

•	Our GAAP and non-GAAP tax rates are both expected to be between 15 to 17 percent

We estimate depreciation and amortization for the third quarter to be approximately $53 million to $57 million.  Capital expenditures are expected to be in the range of $25 to $35 million.

Diluted shares for the third quarter are expected to be approximately 615 million.

______________

Rob Csongor	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-6373	(408) 566-5150
rcsongor@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures
To supplement NVIDIA’s Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net income, and non-GAAP net income per share.  In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude a charge related to the weak die/packaging material set that was used in certain versions of the NVIDIA’s previous generation MCP and GPU products, net of insurance reimbursement, stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, and the associated tax impact of these items, where applicable.  NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: the company’s financial outlook for the third quarter of fiscal 2012; improvements in GPU business; expectations with respect to future gains in notebook discrete share; anticipated decline in the company’s MCP business; expectations with respect to the GPU desktop and Quadro professional graphics businesses in the third quarter of fiscal 2012; the company’s strategic investments in the mobile space; and expected ramp in the company’s consumer products business as Tegra customers enter production are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations.  Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners products;  design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports  NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended May 1, 2011.   Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge.  These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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© 2011 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo,  Quadro, Tesla and Tegra are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three months ended			Six Months Ended
	July 31,	May 1,	August 1,	July 31,	August 1,
	2011	2011	2010	2011	2010

GAAP gross profit	$525,284	$484,503	$134,292	$1,009,787	$590,669
GAAP gross margin	51.7%	50.4%	16.6%	51.0%	32.6%
Stock-based compensation expense included in cost of revenue (A)	2,748	2,477	2,289	5,225	4,092
Net charge against cost of revenue arising from a weak die/packaging material set (B)	-	-	181,193	-	181,193

Non-GAAP gross profit	$528,032	$486,980	$317,774	$1,015,012	$775,954
Non-GAAP gross margin	51.9%	50.6%	39.2%	51.3%	42.8%

GAAP operating expenses	$351,254	$329,641	$309,499	$680,895	$618,483
Stock-based compensation expense included in operating expense (A)	(33,202)	(29,262)	(22,342)	(62,464)	(45,716)
Amortization of acquisition-related intangible assets	(4,454)	(2,296)	(2,295)	(6,750)	(4,591)
Net charge against operating expenses arising from a weak die/packaging material set (B)	-	-	(12,705)	-	(12,705)
Other acquisition-related costs (C)	(7,562)	(1,255)	-	(8,817)	-
Non-GAAP operating expenses	$306,036	$296,828	$272,157	$602,864	$555,471

GAAP net income (loss)	$151,573	$135,219	$(140,961)	$286,792	$(3,367)
Total pre-tax impact of non-GAAP adjustments	47,966	35,290	220,824	83,256	248,297
Income tax impact of non-GAAP adjustments	(5,994)	(4,796)	(32,217)	(10,790)	(28,325)
Non-GAAP net income	$193,545	$165,713	$47,646	$359,258	$216,605

Diluted net income (loss) per share
GAAP	$0.25	$0.22	$(0.25)	$0.47	$(0.01)
Non-GAAP	$0.32	$0.27	$0.08	$0.58	$0.38

Shares used in diluted net income (loss) per share computation	613,934	613,474	572,764	615,552	569,971

Computation of Icera diluted net income (loss) impact:
Net income (loss)	$(12,437)
Diluted net income (loss) per share	$(0.02)
Shares used in diluted net income (loss) per share computation	613,934

(A) Excludes stock-based compensation as follows:	Three months ended			Six months ended
	July 31,	May 1,	August 1,	July 31,	August 1,
	2011	2011	2010	2011	2010
Cost of revenue	$2,748	$2,477	$2,289	$5,225	$4,092
Research and development	$21,697	$18,589	$14,532	$40,286	$29,146
Sales, general and administrative	$11,505	$10,673	$7,810	$22,178	$16,570

(B) Excludes a charge related to the weak die/packaging material set, net of insurance reimbursement.
(C) Other acquisition-related costs comprise of transaction costs, compensation charges and restructuring costs related to the acquisition of Icera, Inc.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK
(In millions)

	Q3 FY2012 Outlook
	October 30,	October 30,
	2011	2011

	LOW	HIGH

GAAP operating expenses	$360.5	$365.5
Stock-based compensation expense included in operating expense	(31.5)	(32.5)
Amortization of acquisition-related intangible assets	(4.5)	(5.5)
Other acquisition-related costs (A)	(5.5)	(6.5)
Non-GAAP operating expenses	$319.0	$321.0

(A) Other acquisition related costs comprise of transaction costs, compensation charges and restructuring costs related to the acquisition of Icera, Inc.